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Exhibit 10.51

EXECUTION COPY

SALE AND PURCHASE AGREEMENT (MSN 149)
[Contract No. U0488]

Dated as of December 9, 2005

between
BOEING AIRCRAFT HOLDING COMPANY,
as Seller

and

Wolf A340 LLC,
as Buyer

Sale and Purchase of
One (1) Airbus Model A340-300 Aircraft
and Related Assets

Boeing Aircraft Holding Company
Seattle, Washington

TABLE OF CONTENTS

ARTICLE 1. Definitions		1
1.1	Definitions	1
1.2	Interpretation	3
ARTICLE 2. Subject Matter of Sale		3
ARTICLE 3. Price and Payment		4
3.1	Purchase Price	4
3.2	Deposit	4
3.3	Payment of Purchase Price	4
3.4	Amounts Due Buyer at and After Delivery	4
3.5	Interest Component	4
3.6	United States Dollars	4
3.7	Monetary and Government Regulations	5
ARTICLE 4. [Intentionally Left Blank]		5
ARTICLE 5. Delivery and Acceptance of the Aircraft; Title and Risk of Loss		5
5.1	Delivery and Acceptance	5
5.2	Risk and Title	5
5.3	Delivery Location	5
ARTICLE 6. [Intentionally Left Blank]		5
ARTICLE 7. Certain Covenants of Seller		5
7.1	Conduct of the Business	5
7.2.	Notices of Certain Events	5
ARTICLE 8. Conditions Precedent		6
8.1	Conditions Precedent to Obligation of Purchaser	6
8.2	Conditions Precedent to Obligation of Seller	7
ARTICLE 9. Warranties Representations and Consents		7
9.1	Seller's Warranties, Representations and Consents	7
9.2	Buyer's Warranties	9
ARTICLE 10. Insurance; Survival		9
10.1	[Intentionally Left Blank]	9
10.2	Buyer's Insurance	9
10.3	Insurance Certificates	10
10.4	Survival	10
ARTICLE 11. Manufacturer's Warranties		10
ARTICLE 12. DISCLAIMERS AND EXCLUSION OF LIABILITY		11
12.1	SELLER'S DISCLAIMERS OF WARRANTIES	11
12.2	SELLER'S DISCLAIMERS OF PRIOR REPRESENTATIONS AND STATEMENTS	11
12.3	EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES	12
12.4	Definition	12
ARTICLE 13. Assignment		12
13.1	Seller Assignment	12
13.2	Buyer Assignment	12
ARTICLE 14. Taxes		13
ARTICLE 15. Termination for Certain Events		13
ARTICLE 16. Notices		13

ARTICLE 17. Miscellaneous		14
17.1	Further Assurance	14
17.2	Certain Filings	14
17.3	Waiver, Remedies Cumulative	14
17.4	Severability of Provisions	15
17.5	Counterparts	15
17.6	Documentation and Costs	15
17.7	Attorneys' Fees	15
17.8	Confidentiality	15
17.9	Indemnity Against Brokers and Finders	15
17.10	Negotiated Agreement	15
17.11	Entire Agreement; Amendments	15
17.12	Export	16
17.13	GOVERNING LAW	16
17.14	Jurisdiction	16
17.15	Waiver of Jury Trial	16
SCHEDULE 1 Aircraft Description
EXHIBIT A Bill of Sale		A-1
EXHIBIT B Acceptance Certificate		B-1
EXHIBIT C Transfer Certificate		C-1

ii

SALE AND PURCHASE AGREEMENT (MSN 149)

        THIS SALE AND PURCHASE AGREEMENT (MSN 149) dated as of December 9, 2005 (this "Agreement") is by and between BOEING AIRCRAFT HOLDING COMPANY, a Delaware corporation (collectively with its assigns, affiliates, and successors, "Seller") and WOLF A340 LLC, a Delaware Limited Liability Company (collectively with its assigns, affiliates, and successors, "Buyer").

W I T N E S S E T H:

        WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase the Aircraft (as defined below) and related assets from Seller and Seller desires to sell the Aircraft and related assets to Buyer;

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and the other consideration provided for herein, the sufficiency of such is acknowledged by both Seller and Buyer, and under the terms and conditions set out below, the parties hereto agree as follows.

        ARTICLE 1.    Definitions.

        1.1    Definitions.    For purposes of this Agreement, the following terms shall have the meanings specified:

        "Acceptance Certificate" means an acceptance certificate in the form of Exhibit B hereof;

        "Additional Insured" and "Additional Insureds" have the respective meanings set forth in Section 10.2 hereof.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person;

        "After-Tax Basis" on a basis such that any payment to be received or receivable by a Person is supplemented by a further payment or payments to that Person so that the sum of all such payments, after deducting all taxes (taking into account any related current credits or current deductions realized and recognized) payable by that Person or any of its Affiliates under any law or governmental authority, is equal to the payment due to that Person, provided, that for these purposes, Person shall be assumed to be subject to tax at the highest marginal rate(s) applicable to Person with respect to the amounts in question.

        "Aircraft" means the aircraft described in Schedule 1, including the airframe and the Engines and all parts, components, appliances, accessories, instruments, furnishings, alterations and other items of equipment installed in or attached to the airframe at Delivery and includes, where the context permits, the Technical Documents;

        "Business Day" means a day (only Mondays through Fridays excluding national bank holidays) on which business of the nature required by this Agreement is carried out in Seattle, Washington, Sausalito, California, Dubai, United Arab Emirates and New York, New York;

        "Data" means, with respect to the Aircraft, the Lease Documents and other documents related thereto;

        "Default" has the meaning provided in the Lease;

        "Delivery" has the meaning set forth in Section 5.1 hereto;

        "Delivery Condition" means the condition in which the Aircraft is in at Delivery and which shall be "As is, Where is";

        "Delivery Date" means the date that Delivery occurs hereunder;

        "Delivery Location" means a location which is mutually acceptable to the parties hereto;

        "Deposit" has the meaning set forth in Section 3.2 hereto;

        "Dollars" and "US$" means the lawful currency for the time being of the United States of America;

        "Encumbrance" includes any mortgage, pledge, lien, charge, encumbrance, claim, exercise of rights, assignment, hypothecation, security interest, lease, title retention, preferential right or trust arrangement or other arrangement or agreement the effect of which is the creation of security;

        "Engines" means, with respect to the Aircraft, the engines described in Schedule 1 leased with the Aircraft to the Lessee under the Lease, together with all equipment and accessories belonging to, installed in or appurtenant to such engines or, with respect to the Aircraft, all such engines together with such equipment and accessories;

        "Event of Default" has the meaning set forth in the Lease;

        "Inspection Location" means, with respect to the Aircraft, its base location or such other location as mutually agreeable to the parties hereto;

        "Insurable Period" has the meaning set forth in Section 10.2 hereof.

        "Interest Component" has the meaning set forth in Section 3.5 hereof.

        "Lease" and "Lease Agreement" means the aircraft lease agreement relating to the Aircraft between Seller and Lessee, as more fully identified on Schedule 1 attached hereto, together with all supplements and amendments thereto, pursuant to which the Aircraft is leased to Lessee;

        "Lease Assignment" means that certain Assignment, Assumption and Amendment Agreement (MSN 149) to be dated the Delivery Date among at least Seller, Buyer and Lessee;

        "Lease Documents" has the meaning assigned thereto in the Lease Assignment;

        "Lessee" means the party described as lessee on Schedule 1 attached hereto;

        "Liabilities" means costs, expenses, fees (including legal fees, navigation fees and landing charges), payments, demands, liabilities, claims, actions, proceedings, penalties, fines, damages and judgments;

        "Manufacturer" means Airbus Industries.

        "Nominee" has the meaning set forth in Section 13.2 hereof;

        "Permitted Liens" has the meaning set forth in Section 9.1(a) hereto;

        "Person" includes any person, firm, company, corporation, trust, estate, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

        "Purchase Price" has the meaning set out in Section 3.1 hereto;

        "Purchased Assets" has the meaning set forth in Article 2 hereto;

        "Rent" has the meaning provided in the Lease;

        "Scheduled Delivery Date" means the date mutually agreed upon on or after which all the conditions precedent for Delivery of the Aircraft, as set forth herein, have been met or waived, as provided for herein, but in no case later than the close of business on December 31, 2005 in Seattle, Washington;

        "Security Deposit" has the meaning provided in the Lease, being US$880,000;

        "Seller Indemnitee" has the meaning set out in Section 14.1 hereto;

        "Taxes" includes all past, present and future income, gains, franchise, property, sales, stamp, documentary, use and other taxes (including value added taxes), duties, imposts, levies, deductions, charges, compulsory loans to taxation authorities, and withholdings whatsoever and also includes all fines, penalties and interest in connection therewith (and any payments made on or in respect thereof) and "Taxation" shall be construed accordingly;

        "Technical Documents" means all manuals, logs, records, technical and operational data and other materials and documents (including the "Aircraft Documentation" as such term is defined in the Lease Agreement) relating to the Aircraft;

        "Transactional Documents" shall mean this Agreement, the Lease Assignment, the Acceptance Certificate, the Warranty Bill of Sale, the Transfer Certificate (if used) and all notices, consents, confirmation, certificates and other documents from time to time issued or entered into pursuant to or in connection with any thereof;

        "Transfer Certificate" means a transfer certificate in the form of Exhibit C attached hereto;

        "Warranty Bill of Sale" means a warranty bill of sale in the form of Exhibit A hereto;

        1.2    Interpretation.    Unless the context otherwise indicates, any reference in this Agreement to:

        a "part" means any engine, module, component, instrument, furnishing, control, appliance, accessory, reverser, nacelle, equipment or other item or equipment of any kind whether similar to any of the foregoing or not;

        a "regulation" includes any present or future directive, regulation, request or requirement (in each case whether or not having the force of law) but, if not having the force of law, the compliance with which is in accordance with the general practice of the persons to whom it is addressed;

        any "agreement", "license" or other document or instrument includes any agreement, license or other document or instrument as varied, novated or replaced from time to time (but without prejudice to any restrictions on such variation, novation or replacement);

        the expressions "hereof", "herein" and similar expressions shall be construed as references to this Agreement as a whole and shall not be limited to the particular clause in which the relevant expressions appear and the expressions "thereof", "therein" and similar expressions shall be construed in like fashion;

        references to any statute or other legislative provision shall be read to include any statutory or legislative modification or re-enactment thereof or any substitution therefor;

        references to the "Aircraft" include any part of the Aircraft and, where the context so permits, any of its Technical Documents;

        a Section, Article, Clause or Schedule shall be construed as a reference to a section, article, clause hereof or a schedule hereto;

        a word importing the singular number shall be construed so as to include the plural and vice versa;

        the expression "in writing" includes by facsimile; and

        the index, section and other headings in this Agreement (including their use in cross references) are for ease of reference only and shall not affect the interpretation of this Agreement.

        ARTICLE 2.    Subject Matter of Sale.    Subject to Article 8 hereof, Seller agrees to sell and deliver to Buyer, and Buyer hereby agrees to purchase and to accept from Seller (i) the Aircraft together with all Technical Documents, upon and subject to the terms, conditions and provisions of this Agreement, and (ii) all of Seller's right, title and interest in and to the Lease Documents (collectively, the "Purchased Assets") and to effect Delivery on the Scheduled Delivery Date. Provided, that should the Purchased Assets not be delivered by the close of business on December 31, 2005 in Seattle, Washington, the parties hereto shall have no further obligation to each other with respect to the

Purchased Assets, except as may otherwise be provided in Section 3.2 hereof. In connection herewith, Seller shall use reasonable efforts to tender delivery of the Aircraft and assign the Lease on or before the Scheduled Delivery Date, but Seller shall bear no liability for delivery after this date. Buyer will use its reasonable efforts to close this transaction on or before December 31, 2005.

        ARTICLE 3.    Price and Payment.

        3.1    Purchase Price.    The purchase price for the Purchased Assets shall be Forty-Eight Million Dollars (US$48,000,000.00) (the "Purchase Price");

        3.2    Deposit.    A deposit of One Million Two Hundred Thousand Dollars (US$1,200,000.00) (the "Deposit") has been paid by Buyer to Seller and on the Delivery Date shall be applied to the Purchase Price. The Deposit is non-refundable to Buyer; except that the Deposit will be returned to Buyer (without interest) should: (i) Seller fail to effect Delivery of the Aircraft on or prior to December 31, 205 in accordance with the terms hereof following satisfaction of all Seller's conditions precedent located in Section 8.2; (ii) Lessee fail to perform in accordance with Section 19.07 of the Lease Agreement; or (iii) an Event of Loss (as such term is defined in the Lease) occurs with respect to the Aircraft prior to Delivery.

        3.3    Payment of the Purchase Price.    Immediately prior to the Delivery and upon Buyer's delivery of the respective Acceptance Certificate to Seller, Buyer shall pay to Seller the Purchase Price payable on the Delivery Date, plus the Interest Component, less the total of the Deposit and any amounts due Buyer in accordance with Section 3.4(a), all via wire transfer in immediately available funds in Dollars to Seller's account set forth below:

    JP Morgan Chase Bank
    New York, New York
    ABA: 021 000 021
    Account: 910-1-012764
    Account Name: The Boeing Company
    Reference: Aircraft MSN 149 Sale

or such other account as Seller may direct in writing to Buyer at least three (3) Business Days prior to Delivery.

        3.4    Amounts Due Buyer at and After Delivery

          (a)   On the Delivery Date, Buyer will be due an amount equal to the Security Deposit plus any rent then held by Seller applicable to the period from September 22, 2005 through the Delivery. Such amounts due Buyer will be netted against the Purchase Price in accordance with Section 3.3.

          (b)   On or after Delivery, any Rent or other amounts paid to Seller by the Lessee (excluding any amount paid to Seller by Lessee in connection with retained rights under Section 6 of the Lease Assignment) after the Delivery Date for the Aircraft will be immediately wired to Buyer.

          (c)   All amounts due Buyer, not otherwise accounted for in accordance with Section 3.3 hereof, shall be made by wire transfer by 2:00 p.m. (Eastern Standard Time) in immediately available funds in Dollars to such account as Buyer may indicate to Seller in writing.

        3.5    Interest Component.    The "Interest Component" shall be an amount equal to the interest which would accrue on the Purchase Price at the rate of 5.0551 computed daily for the period from the September 22, 2005 until and including the Delivery Date.

        3.6    United States Dollars.    All prices and payments set forth in this Agreement are in United States Dollars and are exclusive of taxes and customs duties.

        3.7    Monetary and Government Regulations.    Buyer will be responsible for complying with all monetary control regulations and for obtaining necessary governmental authorizations related to payments hereunder.

        ARTICLE 4.    [Intentionally Left Blank].

        ARTICLE 5.    Delivery and Acceptance of the Aircraft; Title and Risk of Loss.

        5.1    Delivery and Acceptance.    Seller shall deliver its executed Warranty Bill of Sale to Buyer or its Nominee at the closing (which shall be at the time when Seller receives the Purchase Price and the terms of Section 8.2 hereto are met) (such time, the "Delivery"). In addition, at or prior to the Delivery, Seller, Buyer and Lessee shall execute the Lease Assignment and shall transfer and deliver to Buyer or its Nominee the applicable Lease Documents. At Delivery, the Aircraft shall be in the possession of the Lessee pursuant to the Lease Agreement and be at the Delivery Location.

        5.2    Risk and Title.    Upon the Delivery, all risk of loss or damage to the Purchased Assets shall pass from Seller to Buyer or its Nominee.

        5.3    Delivery Location.    In connection with determining the Delivery Location, Seller will work with Lessee and Buyer to locate the Aircraft in a jurisdiction (or neutral airspace) reasonably acceptable to the Buyer for delivery of the Aircraft to Buyer.

        ARTICLE 6.    [Intentionally Left Blank].

        ARTICLE 7.    Certain Covenants of Seller.    Seller agrees and covenants that:

        7.1    Conduct of the Business.    From the date hereof until the Delivery Date, Seller shall manage the Purchased Assets in the ordinary course of its business consistent with past practice. Without limiting the generality of the foregoing, from the date hereof, Seller will not take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Delivery Date or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

        7.2    Notices of Certain Events.    Seller shall promptly notify Buyer prior to Delivery of:

          (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)   any notice or other communication from any governmental or regulatory agency or authority in connection with the Aircraft or the transactions contemplated by this Agreement;

          (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, Lessee, or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 9.1(h) or that relate to the consummation of the transactions contemplated by this Agreement; and

          (d)   as soon as Seller has knowledge of, the damage, destruction or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

        ARTICLE 8.    Conditions Precedent.

        8.1    Conditions Precedent to Obligation of Buyer.    The obligations of Buyer to purchase and accept the Purchased Assets under this Agreement are subject to the following:

          (a)   the receipt by Buyer from Seller on or before the Delivery Date of the following executed documents, in each case reasonably satisfactory in form and substance to Buyer and duly executed and delivered by the parties thereto other than Buyer:

              (i)  this Agreement;

             (ii)  the Warranty Bill of Sale;

            (iii)  a delegation as to the person or persons authorized to execute and deliver each of the same on its behalf;

            (iv)  the Lease Assignment;

             (v)  Opinions from Buyer's counsel, and from local jurisdiction counsel relative to country of registration and governing law of documents;

            (vi)  original Lease Documentation;

           (vii)  an enforceability opinion relating to the Lease; and

          (viii)  such other documents as Buyer may reasonably request;

          (b)   the receipt by Buyer of a certificate from Seller stating that the representations and warranties of Seller under Section 9.1 and the Lease Assignment are true and correct on Delivery with the same force and effect as though made on Delivery; and

          (c)   the Aircraft being in same material condition as when the previously inspected by Buyer in October 2005;

          (d)   no Default or Event of Default shall have occurred under the Lease, and no Event of Loss or event that with the passage of time would result in an Event of Loss shall have occurred.

          (e)   from the date of this Agreement to the Delivery Date, there shall not have occurred any change in U.S. federal income tax law, regulations, or administrative or judicial interpretations thereof, or any change in U.S. generally accepted accounting principles and related accounting rules, or there shall not have been introduced into, or enacted by the U.S. Congress any legislation, any of which would have an adverse impact on Buyer's economics of the transaction;

          (f)    satisfaction of the requirements set forth in the Lease, including without limitation Section 19.07 thereof, except to the extent that the Buyer is required to take any action to satisfy any such requirement;

          (g)   the conditions precedent set forth in the Lease Assignment which benefit Buyer have been satisfied as determined by Buyer in its sole discretion.

          (h)   the Buyer shall have received a certificate of insurance from Lessee naming the Buyer as an Additional Insured and otherwise in compliance with the Lease.

          (i)    the Buyer shall have reasonably determined that the location of the Aircraft at the time of Delivery shall not result in any Taxes being imposed on the sale of the Aircraft or the payment of the Purchase Price.

The conditions specified in this Section 8.1 are for the sole benefit of Buyer and may be waived, only in writing, in whole or in part and with or without conditions by Buyer.

        8.2    Conditions Precedent to Obligation of Seller.    The obligations of Seller to sell and deliver the Purchased Assets under this Agreement are subject to the following:

          (a)   the receipt by Seller from Buyer on or before the Delivery Date of the following documents in each case reasonably satisfactory in form and substance to Seller and duly executed and delivered to the parties thereto other than Seller:

              (i)  this Agreement;

             (ii)  the Acceptance Certificate;

            (iii)  evidence that Buyer has taken all corporate action necessary to authorize the execution and delivery of this Agreement, and the Lease Assignment and the performance of its obligations hereunder and thereunder, together with an incumbency certificate of Buyer as to the person or persons authorized to execute and deliver each of the same on its behalf;

            (iv)  Opinions from Buyer's counsel, and local jurisdiction counsel relative to country of registration and governing law of documents;

             (v)  an insurance certificate pursuant to Section 10.3;

            (vi)  Lease Assignment; and

           (vii)  such other documents as Seller may reasonably request;

          (b)   Seller shall have received the Purchase Price;

          (c)   compliance with all applicable laws;

          (d)   [Intentionally Left Blank];

          (e)   the receipt by Seller of a certificate from Buyer stating that the representations and warranties of Buyer under Section 9.2 of this Agreement and the Lease Assignment are true and correct on Delivery with the same force and effect as though made on Delivery;

          (f)    from the date of this Agreement to the Delivery Date, there shall not have occurred any change in U.S. federal income tax law, regulations, or administrative or judicial interpretations thereof, or any change in U.S. generally accepted accounting principles and related accounting rules, or there shall not have been introduced into, or enacted by the U.S. Congress any legislation, any of which would have an adverse impact on Seller's economics of the transaction;

          (g)   satisfaction of the requirements set forth in the Lease, including without limitation Section 19.07 thereof; and

          (h)   the conditions precedent set forth in the Lease Assignment which benefit Seller have been satisfied as determined by Buyer in its sole discretion.

The conditions specified in this Section 8.2 are for the sole benefit of Seller and may be waived, only in writing, in whole or in part and with or without conditions by Seller.

        ARTICLE 9.    Warranties, Representation and Consents.

        9.1    Seller's Warranties, Representations and Consents.    Seller represents and warrants to Buyer, as of the date hereof or, where specified below on such specified date, as follows:

        (a)    Title.    Seller warrants and represents that at Delivery, Seller shall have good and marketable title to the Aircraft and other Purchased Assets related thereto free and clear of all Encumbrances other than those which are defined as "permitted liens" (except for Lessor's Liens (as defined in the Lease) other than the Lease) under the Lease and those liens the existence of which would create a Default (all such described liens collectively, the "Permitted Liens"), there will be, to the best of Seller's knowledge, no outstanding taxes attributable to the Aircraft immediately prior to Delivery and all actions reasonably necessary to establish Buyer's or its Nominee's ownership of the Aircraft and Engines shall have been taken.

        (b)    Status.    Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware, USA, possessing perpetual corporate existence and the capacity to sue or be sued in its own name; Seller has the power to own its property and assets and carry on its business as it is now being conducted.

        (c)    Power and authority.    Seller has the power to enter into and perform and has taken all necessary action to authorize its entry into, and performance and delivery of the Transactional Documents and the transactions contemplated hereby and thereby.

        (d)    Legal validity.    The Lease and the Transactional Documents to which Seller is party constitute, or when executed will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

        (e)    Non-conflict with laws.    The entry into and performance of the Transactional Documents and the transactions contemplated hereby and thereby do not and will not conflict with: (i) any law or regulation or any official or judicial order applicable to Seller; (ii) the Certificate of Incorporation and any other corporate governing documents of Seller; or (iii) any agreement or document to which Seller is a party or which is binding upon Seller or its assets.

        (f)    Governmental Authorization.    The execution, delivery and performance by Seller of the Transactional Documents and the consummation of the transactions contemplated hereby and thereby do not require Seller to take any action by or in respect of, or make any filing with, any governmental body, agency or official other than actions or filings that have already been taken or made or will be taken or made by Seller prior to the closing with respect to the Aircraft hereunder.

        (g)    Contracts.    (i) Except for the Lease Documents, and contracts or agreements relating to the transfer of the Aircraft on the Delivery Date which have been disclosed to and approved by Buyer, Seller is not a party to or bound by any oral or written agreements or waivers relating to the Purchased Assets. Seller has delivered to Buyer true, correct and complete copies of (a) the Lease Agreement and (b) the Lease Documents. (ii) Each Lease Document to which Seller is a party is a legal, valid and binding agreement of Seller, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditor's rights, generally and to general principles of equity, and is in full force and effect, and Seller is not in default or breach in any material respect under the terms of any such Lease Document. (iii) Seller has provided to Buyer originals or true and correct copies of all Lease Documents before the Delivery Date and the Lease Documents have not been otherwise amended or altered in any way.

        (h)    Litigation.    There is no action, suit, investigation or proceeding pending, or, to the knowledge of Seller, threatened against or affecting the Lessee or any Purchased Asset before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        (i)    Default.    To the best of Seller's knowledge, there is no Default or Event of Default that has occurred and is continuing.

        (j)    Outstanding Obligations.    There are no outstanding obligations due Lessee by Seller pursuant to the Lease Documents except as set forth in the Lease.

        (k)    Broker.    Seller has not hired or utilized a broker to assist in any way with the sale of the Aircraft to Buyer.

        9.2    Buyer's Warranties.

          (a)    Status.    Buyer is a company duly organized and validly existing under the laws of the State of Delaware, possessing the capacity to sue or be sued in its own name; Buyer has the power to own its property and assets and carry on its business as it is now being conducted.

          (b)    Power and authority.    Buyer has the power to enter into and perform and has taken all necessary action to authorize the entry into, performance and delivery of the Transactional Documents to which it is a party and the transactions contemplated thereby.

          (c)    Legal validity.    This Agreement constitutes the legal, valid and binding obligations of Buyer enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditor's rights, generally and to general principles of equity.

          (d)    Non-conflict with laws.    The entry into and performance of this Agreement and the transactions contemplated hereby do not and will not conflict with: (i) any law or regulation or any official or judicial order applicable to Buyer; or (ii) the internal governing documents of Buyer; or (iii) any agreement or document to which Buyer is a party or which is binding upon Buyer or any of its assets.

          (e)    Consents.    All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise applicable to Buyer which are required or advisable in connection with the entry into, performance, validity and enforceability of this Agreement, delivery of the Aircraft hereunder or any of the transactions contemplated hereby shall be obtained by Buyer prior to the date upon which they are required or it is advisable that they be obtained.

          (f)    Litigation.    No litigation or other proceeding before any court, administrative agency or government body is pending or, to the best of Buyer's knowledge threatened against Buyer, or affecting or relating to the Aircraft, the outcome of which could materially and adversely affect the validity of this Agreement or the rights, benefits or interest of Buyer conveyed hereunder.

          (g)    Broker.    Buyer has not hired or utilized a broker to assist in any way with the purchase of the Aircraft from Seller.

        ARTICLE 10.    Insurance; Survival.

        10.1    [Intentionally Left Blank].

        10.2    Buyer's Insurance.    Buyer shall use reasonable efforts to cause its lessee's aircraft hull and hull war insurers to waive all rights of subrogation against Seller, and its divisions, subsidiaries, affiliates, the assignees, subcontractors, and their respective officers, employees and agents. Until the earlier of two (2) years from the Delivery Date or until the next sequential Heavy Maintenance Visit (as defined in the Lease) is performed on the Aircraft after the date of Delivery (the "Insurable Period"), Buyer will, at no cost to Seller, cause to be maintained with a reputable insurer in a leading US or European insurance market, or otherwise re-insured in a leading US or European market, aircraft liability insurance in available limits of not less than: (i) Seven Hundred Fifty Million Dollars (US$750,000,000.00); or (ii) such lesser amount as required in the Lease on the date hereof, any one occurrence; provided that for any period of time during which the Aircraft is in a storage program and not being flown, Seller shall only require Buyer to cause to be maintained $250,000,000 of such aircraft liability insurance Such insurance shall include third party legal liability including passenger liability, liability war and allied perils, property damage liability (including cargo, baggage (checked and unchecked) and mail liability) premises liability and products liability and shall be in form and substance reasonably satisfactory to Seller. Buyer covenants that any insurance policies carried in accordance with this Article and any policies taken out in substitution or replacement for any of such policies shall: (a) be endorsed to name Seller and its affiliates, subsidiaries, successors, assigns, subcontractors, and their respective directors, officers, agents, and employees as additional insured (hereinafter each an "Additional Insured" and collectively the "Additional Insureds"); (b) provide that in respect of the interests of any Additional Insured in such policies, the insurance shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of Buyer or any other person (other than, as to any Additional Insured, any misrepresentation or non-disclosure of such Additional Insured) which results in a breach of any term, condition or warranty of such policies provided that the Additional Insured so protected has not caused, contributed to or knowingly condoned the said act or omission; (c) provide that none of the Additional Insureds shall have responsibility for the payment of premiums or any other amounts payable under such policies; (d) provide that insurers waive all rights of subrogation against the Additional Insureds; (e) provide that, if such insurance is canceled or allowed to lapse for any reason whatsoever, or if any material change is made in such insurance that adversely affects the interest of any Additional Insured, such cancellation, lapse or change shall not be effective as to any Additional Insured for thirty (30) days (seven (7) days, or such other period as may be customarily available, in the case of any war and allied perils liability coverage) after the giving of written notice to the broker for such insurances; (f) be primary without right of contribution from any other insurance maintained by any Additional Insured; (g) provide a severability of interests provision applicable to each insured and Additional Insured under the policy such that all of the provisions of the insurance required hereunder, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and Additional Insured; (h) waive any right of the insurers to any setoff, or counterclaim or other deduction against the Additional Insureds, and; (i) provide for worldwide coverage, subject to such limitations and exclusions as may be customary provided such limitations and exclusions are not applicable to the territories where the Aircraft is operated by Buyer or any person leasing from Buyer. Provided, that if (i) Lessee continues to maintain liability insurance pursuant to the Lease (in accordance with the terms of the Lease as existed on the date hereof) and (ii) the Additional Insureds are named as an additional insureds under such Lessee insurance policy, Buyer shall have satisfied the conditions of this Section 10.2. Provided further, that should Buyer be notified that either (x) the Lessee or any future lessee will incur additional costs resulting from endorsing the Additional Insureds in connection herewith for which Buyer is obligated to reimburse or (y) Buyer shall incur additional costs providing the insurance required by this Section when the Aircraft is not otherwise on lease, then, unless Seller agrees to reimburse Buyer for such additional costs within ten (10) day of receiving reasonable evidence that such additional costs will be due, the Buyer's obligations under this Section 10.2 shall terminate.

        10.3    Insurance Certificates.    On or before the Delivery, and from time to time during the Insurable Period upon Seller's reasonable request, Buyer will provide or cause to be provided an insurance certificate certifying that all insurance policies as required under this Article are in effect with respect to the Aircraft.

        10.4    Survival.    The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

        ARTICLE 11.    Manufacturer's Warranties.    Seller grants and assigns to Buyer the rights and benefits, to the extent that the same are not extinguished by the sale of the Aircraft, of any warranties or indemnities of manufacturers, which may exist in favor of Seller at the time of Delivery of the Aircraft..

        ARTICLE 12.    DISCLAIMERS AND EXCLUSION OF LIABILITY.

        12.1    SELLER'S DISCLAIMERS OF WARRANTIES.    BUYER UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PURCHASED ASSET "AS IS' AND "WHERE IS" AND THAT EXCEPT FOR THE WARRANTY OF GOOD, MARKETABLE TITLE TO THE PURCHASED ASSET, FREE AND CLEAR OF ANY AND ALL ENCUMBRANCES OTHER THAN PERMITTED LIENS AND SPECIFICALLY THE REPRESENTATIONS SET FORTH IN SECTIONS 9.1(a) HEREOF OR IN THE WARRANTY BILL OF SALE, THE PURCHASED ASSETS (INCLUDING BUT NOT LIMITED TO THE AIRCRAFT AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE TECHNICAL DOCUMENTS APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER) ARE SOLD AND PROVIDED ON AN "AS IS" "WHERE IS" BASIS, WITH ALL FAULTS AND WITHOUT RECOURSE TO SELLER. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OBLIGATIONS AND LIABILITIES OF SELLER HEREUNDER ARE EXPRESSLY IN LIEU OF, AND SELLER WILL NOT BE DEEMED TO HAVE MADE, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER, WHETHER ARISING BY LAW OR OTHERWISE, RELATING TO ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, DUTIES, OBLIGATIONS, LIABILITIES AND GUARANTEES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE AIRCRAFT OR THE AIRWORTHINESS THEREOF (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE TECHNICAL DOCUMENTS AND OTHER DOCUMENTATION APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER), OR THE VALUE, CONDITION, DESIGN, OPERATION, DURABILITY OR COMPLIANCE WITH SPECIFICATION OF THE AIRCRAFT (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE TECHNICAL DOCUMENTS APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER), INCLUDING, BUT NOT LIMITED TO:

          (A)    ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER RELATING TO ANY OF THE FOREGOING AND ARISING BY LAW OR OTHERWISE;

          (B)    ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

          (C)    ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OF SELLER AND ITS ASSIGNS; AND

          (D)    ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT OR ANY OTHER TANGIBLE OR INTANGIBLE THING PROVIDED UNDER THIS AGREEMENT.

        12.2    SELLER'S DISCLAIMERS OF PRIOR REPRESENTATIONS AND STATEMENTS.    ANY PRIOR REPRESENTATIONS OR STATEMENTS, WHETHER ORAL OR WRITTEN, MADE BY SELLER (OR ANY AFFILIATE THEREOF) AS TO THE CONDITION OR FITNESS OF THE AIRCRAFT (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU,

LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE TECHNICAL DOCUMENTS APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER), OR THEIR CAPABILITY OR CAPACITY, ARE SUPERSEDED HEREBY AND ANY SUCH REPRESENTATIONS OR STATEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT ARE HEREBY WITHDRAWN BY SELLER (ON ITS OWN BEHALF AND ON BEHALF OF ANY OF ITS AFFILIATES WHICH MAY HAVE MADE ANY SUCH REPRESENTATION OR STATEMENT), SHALL NOT BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY AND ARE OF NO FURTHER FORCE AND EFFECT, AND BUYER ACKNOWLEDGES THAT WITH RESPECT TO THE AIRCRAFT BUYER CONDUCTED ITS OWN INSPECTION AND THAT BUYER HAS NOT RELIED AND IS NOT RELYING ON ANY SUCH REPRESENTATION OR STATEMENT.

        12.3    EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES.    NEITHER SELLER NOR BUYER SHALL HAVE ANY OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT OR OTHERWISE, FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO THE AIRCRAFT OR ANY OTHER TANGIBLE OR INTANGIBLE THING PROVIDED UNDER THIS AGREEMENT, PROVIDED, HOWEVER, THAT CLAIMS BY ONE PARTY AGAINST THE OTHER FOR CONTRIBUTION OR INDEMNITY TOWARD THIRD PARTY INJURY, LOSS OR DAMAGE ARE NOT HEREBY WAIVED, RELEASED, OR DISCLAIMED.

        12.4    Definition.    For the purposes of this Article, the term "SELLER" means BOEING AIRCRAFT HOLDING COMPANY, its divisions, affiliates, subsidiaries, the assignees of each, suppliers, subcontractors, and their respective directors, officers, employees and agents.

        ARTICLE 13.    Assignment.    This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither the rights nor the duties of either party may be assigned or delegated, or contracted to be assigned or delegated, in whole or part, without the prior written consent of the other party except that:

        13.1    Seller Assignment.    Seller may assign all or any part of its rights and obligations under this Agreement, including its right to or any interest in the Aircraft or other thing to be delivered hereunder and its right to receive monies hereunder, to an affiliate of Seller. Notwithstanding any such assignment, Seller will remain fully and solely responsible to Buyer for all obligations and liabilities as the seller of the Aircraft and other things to be delivered hereunder, and Buyer will continue to deal exclusively with Seller.

        13.2    Buyer Assignment.    Buyer may assign its right to take title to the Purchased Assets and its rights and benefits under this Agreement in respect of the Purchased Assets (but not its obligations) to any person satisfying the requirements of Clause 19.07 of the Lease (a "Nominee") not later than the Delivery Date by delivering to Seller a Transfer Certificate in respect thereof executed by Buyer and such Nominee, Seller agrees that it will execute such Transfer Certificate prior to the Delivery Date. Buyer or its Nominee may assign or transfer all or any part of its rights or interests hereunder (but not its obligations) without the prior written consent of the Seller to any person to whom it may transfer the Aircraft or its interests in the Lease pursuant to Clause 19.07 of the Lease. Seller agrees that it will, at the request of Buyer, acknowledge any such assignment by Buyer or its Nominee of its rights and benefits under this Agreement. No assignment of this Agreement or of any rights hereunder shall relieve Buyer or any Nominee of any of its obligations or liabilities hereunder.

        ARTICLE 14.    Taxes.

        14.1     Notwithstanding anything to the contrary, Buyer hereby agrees promptly to pay and to indemnify, defend and hold harmless Seller and its respective officers and employees (each, a "Seller Indemnitee") and their respective affiliates, successors and assigns on an After-Tax Basis from and against:

          (a)    any and all Taxes (other than income tax) imposed upon, in connection with, in relation to, or associated with the transfer of title, purchase, acquisition, acceptance, rejection, ownership, delivery, nondelivery, financing, mortgaging, importation, exportation, use, possession, repossession, transport, registration, reregistration, deregistration, transfer of title, control, maintenance, repair, insurance, storage or operation of the Aircraft which result from the sale or delivery of the Purchased Assets to Buyer hereunder or the payment of the Purchase Price or in connection with any other transaction contemplated hereby; and

          (b)    all other Taxes levied on or imposed in relation to the Purchased Assets which relate to or are directly attributable to the use, operation, ownership or possession of the Purchased Assets during any period after Delivery.

        14.2     If and to the extent that any sums payable by Buyer to a Seller Indemnitee under this Agreement by way of indemnity are insufficient, by reason of any Taxes payable in respect of those sums, for the Seller Indemnitee to discharge the corresponding liability to the relevant third party (including any taxation authority), or to reimburse the Seller Indemnitee for the cost incurred by it to a third party (including any taxation authority) the Buyer will pay the Seller Indemnitee no later than five (5) Business Days after demand such sum on an After-Tax Basis, i.e., such sum as will after the tax liability has been fully satisfied leave the Seller Indemnitee with the same amount as it would have been entitled to receive in the absence of that liability.

        ARTICLE 15.    Termination for Certain Events.    This Agreement may be terminated at any time with by notice in writing:

          (a)    by either party hereto if the other party ceases doing business as a going concern, suspends all or substantially all its business operations, makes an assignment for the benefit of creditors, is insolvent, or generally does not pay its debts, or admits in writing its inability to pay its debts; or

          (b)    by either party hereto if the other party petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; commences any legal proceeding such as insolvency, bankruptcy, reorganization, readjustment of debt, dissolution or liquidation available for the relief of financially distressed debtors; or becomes the object of any such proceeding, unless such proceeding is dismissed or stayed within a reasonable period, not to exceed sixty (60) days; or

          (c)    by either party hereto if Delivery shall not have occurred by December 31, 2005; or

          (d)    by either party hereto if the Aircraft suffers a Total Loss (as defined in the Lease Agreement) following which the Deposit (without interest) shall be returned to Buyer.

        ARTICLE 16.    Notices.    All notices provided for herein shall be in writing and shall be deemed to have been given (unless otherwise required by the specific provisions hereof in respect of any matter) when delivered personally or after being delivered by an internationally recognized courier service and received, as evidenced by the signature of the addressee on the return receipt therefor:

If to Buyer:	Wolf A340 LLC c/o Oasis International Leasing (USA), Inc. 16275 NE 85th, Suite A Redmond, Washington 98052
Attn: Senior Marketing Director Phone: (425) 558-9055 Fax: (425) 558-9045
with a copy to:	Willis Lease Finance Corporation 2320 Marinship Way, Suite 300 Sausalito, California 94965
Attn: General Counsel Phone: (415) 275-5100 Fax: (415) 331-5167
If to Seller:	Boeing Aircraft Holding Company Building 25-20 1901 Oakesdale Ave SW Renton, WA 98055
Attn: Vice President, Contracts Fax: (425) 237-1706

or to any party at such other address as the party may designate by notice duly given in accordance with this Section.

        ARTICLE 17.    Miscellaneous.

        17.1    Further Assurance.    Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the other party at the requesting party's expense to establish, maintain and protect the rights and remedies of the requesting party and carry out and effect the intent and purpose of this Agreement.

        17.2    Certain Filings.    Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        17.3    Waiver, Remedies Cumulative.

          (a)   No delay on the part of either party in exercising any of its rights, powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

          (b)   The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

        17.4    Severability of Provisions.    If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provisions in any other jurisdiction.

        17.5    Counterparts.    This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and same instrument.

        17.6    Documentation and Costs.    Documentation for this Agreement will be prepared by counsel for Seller and will be governed by New York law. Unless otherwise expressly set forth herein, each party shall be responsible for its respective out-of-pocket expenses, including, but not limited to, fees of outside legal counsel, accounting advisors and equipment appraisers.

        17.7    Attorneys' Fees.    In any action or proceeding brought by any party against the other arising under or in connection with this Agreement or any other documents related thereto, the prevailing party shall, in addition to other allowable costs, be entitled to an award of reasonable attorneys' fees.

        17.8    Confidentiality.    The parties hereto shall keep this Agreement and any Transactional Documents (other than the Warranty Bill of Sale and the Lease Assignment to the extent they are required to be publicly filed) between the parties contemplated hereby strictly confidential, provided that they may disclose this Agreement and any other agreement between the parties hereto:

          (a)   for the purpose of legal proceedings, administrative or regulatory requirements or as otherwise required by law;

          (b)   to effect any registrations, filings or recordation's required by or pursuant to this Agreement;

          (c)   for the purpose of disclosure to its directors, employees, financiers, auditors and its legal and professional advisers and consultants; and

          (d)   for legal, statutory or stock exchange reasons.

This Section 17.8 imposes no obligation upon a recipient with respect to confidential information which (a) was in the recipient's possession before receipt from the discloser; (b) is or becomes a matter of public knowledge through no fault of the recipient; (c) is rightfully received by the recipient from a rightfully possessing third party who does not have a duty of confidentiality; (d) is disclosed by the discloser to a third party who does not have a duty of confidentiality; (e) is disclosed under operation of law; or (f) is disclosed by the recipient with the discloser's prior written approval, or (g) is independently developed by the recipient without access to confidential information exchanged hereunder. The legal obligations under this confidentiality undertaking do not extend to the United States tax consequences or United States tax structure of the transaction contemplated hereby. If any United States tax analysis or material are provided to any party, such party is free to disclose any such analysis or materials without limitation.

        17.9    Indemnity Against Brokers and Finders.    Each party hereto agrees to pay their respective broker's and finder's fees and shall indemnify and hold the other party harmless against any claim for broker's and finder's fees based on the alleged or the actual retention of a broker or finder by the indemnifying party.

        17.10    Negotiated Agreement.    This Agreement, including the provisions of Article 12 relating to DISCLAIMER AND RELEASE, the exclusion of consequential and other damages, and the provisions relating to indemnification and insurance, has been the subject of discussion and negotiation and is fully understood by the parties; the Purchase Price and other agreements of the parties set forth in this Agreement were arrived at in consideration of such provisions.

        17.11    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superceded in their entireties.

        17.12    Export.    Buyer understands that the subject matter of this sale, including the Aircraft and all other things associated with it including but not limited to spare parts, training, technical data, warranty protection and services, is subject to US export laws and regulations, including but not limited to the Export Administration Act of 1979, as amended and the Export Administration Regulations promulgated thereunder and the Office of Foreign Asset Control Regulations. These laws and regulations impose restrictions on the export and re-export of the Aircraft, including Buyer's re-export by resale, lease, sublease or otherwise, to countries that are prohibited due to embargo, anti-terrorism or any other reason.

        17.13    GOVERNING LAW.    THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

        17.14    Jurisdiction.    Each of Buyer and Seller hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the City and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and each of Buyer and Seller hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such court in New York State or, to the extent permitted by law, in such federal court. Each of Buyer and Seller hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense or objection that they may now or hereafter have of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

        17.15    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTY HERETO ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN THE UNITED STATES OF AMERICA IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Sale and Purchase Agreement (MSN 149) to be duly executed and delivered, as of the date first above written.

BOEING AIRCRAFT HOLDING COMPANY, as Seller
By:	/s/ GLENDON L. ALBUS
	Name:	Glendon L. Albus
	Title:	Attorney-in-Fact
WOLF A340 LLC, as Buyer
By:	WILLIS LEASE FINANCE CORPORATION, as Member
	By:	/s/ DONALD A. NUNEMAKER
Name: Donald A. Nunemaker Title: Executive Vice President Chief Operating Officer
By:	OASIS INTERNATIONAL LEASING (USA), INC., as Member
	By:	/s/ JOEL R. HUSSEY
Name: Joel R. Hussey Title: President

Schedule 1

AIRCRAFT DESCRIPTION

One (1) Aircraft identified as follows:

Model	Registration No.	MSN	Engine Model	Engine MSN	Lessee
A340-300	A6-ERT	149	CFM56-5C4	741475 741477 741624 741701	Emirates

together with all Technical Documents, parts, appliances, equipment, instruments and accessories attached thereto or otherwise.

LEASE DESCRIPTION

        Aircraft Lease Agreement No. L7, dated as of October 1, 2003 between Boeing Aircraft Holding Company, as lessor, and Emirates, as lessee.

Exhibit A

WARRANTY BILL OF SALE (149)

        FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged,

        BOEING AIRCRAFT HOLDING COMPANY ("BAHC"), owner of the full, legal and beneficial title of the aircraft described as follows:

          One (1) Airbus model A340-300 aircraft bearing manufacturer's serial number                        , and equipped with four (4) CFM56-5C4 engines bearing manufacturer's serial numbers                        ,                         ,                         and                         installed thereon, and together with all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with said aircraft and engines (the "Aircraft")

does this    day of                        , 2005, hereby sell, grant, transfer and deliver all of its right, title and interest in and to (a) the Aircraft and (b) all records, logs, technical data and manuals relating to the maintenance and operation of the Aircraft ("Records") unto WOLF 149 LLC ("BUYER") and to its successors and assigns, to have and to hold singularly said Aircraft forever. BAHC warrants that it hereby transfers to BUYER good and marketable legal and beneficial title to said Aircraft and Records, free and clear of any and all claims, security interests, mortgages, pledges, liens, charges, leases or other encumbrances of every kind whatsoever, other than Permitted Liens (as defined in Sale and Purchase Agreement (MSN 149) [Contract No            ], dated as of December 9, 2005 (the "Sale Agreement"), by and between BAHC, as seller, and Wolf A340 LLC, as buyer) and that BAHC will warrant and defend such title forever against all claims and demands whatsoever.

        BY ACCEPTING THIS, BUYER UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE WARRANTY OF GOOD, MARKETABLE TITLE TO THE AIRCRAFT, FREE AND CLEAR OF ANY AND ALL ENCUMBRANCES OTHER THAN PERMITTED LIENS, IT IS PURCHASING THE AIRCRAFT "AS IS" "WHERE IS" AND OTHERWISE IN ACCORDANCE WITH THE SALE AGREEMENT.

        THIS BILL OF SALE IS DELIVERED BY BAHC TO BUYER IN, AND GOVERNED BY THE LAW OF, THE STATE OF NEW YORK.

*    *    *

A-1

        IN WITNESS WHEREOF, Boeing Aircraft Holding Company has caused this Warranty Bill of Sale to be executed by its duly authorized officer this    day of                        , 200            .

BOEING AIRCRAFT HOLDING COMPANY
By:

Name:

Title:

A-2

Exhibit B

ACCEPTANCE CERTIFICATE (MSN 149)

        IN ACCORDANCE WITH that certain Sale and Purchase Agreement (MSN 149), dated as of                        , 2005 (the "Purchase Agreement"), by and between Boeing Aircraft Holding Company ("Seller") and Wolf A340 LLC ("Buyer") the undersigned as Buyer's Nominee hereby accepts delivery of the below-described items (the "Aircraft") on behalf of Buyer's Nominee at the locations indicated below and agrees that the Aircraft has been delivered to and accepted by Buyer in accordance with the conditions set forth in the Purchase Agreement:

          (1)   one (1) Airbus model A340-300 airframe bearing manufacturer serial number 149 including four (4) CFM56-5C4 engines bearing manufacturer's serial numbers                        ,                         ,                         , and                        , respectively; and

          (2)   All documents and records relating to the above aircraft and engines in their condition as returned by the last lessee/operator;

while such above listed airframe and engines were located on the ground in Dubai, U.A.E, at the time and date set forth below

        EXECUTED by a duly authorized representative of Buyer's Nominee at                        , [a.m./p.m.] (Dubai, U.A.E. time) this            day of                         2005.

WOLF 149 LLC, as Buyer' Nominee
By:

Name: Title:

B-1

Exhibit C

TRANSFER CERTIFICATE (MSN 149)

To:
Boeing Aircraft Holding Company ("BAHC")

        This Transfer Certificate relates to the Sale and Purchase Agreement (149) (the "Purchase Agreement") dated October [    ] 2005 between BAHC and [                        ] ("                        ") in respect of the Transferred Aircraft.

          1.     Terms defined in the Purchase Agreement shall, subject to any contrary indication, have the same meanings in this Transfer Certificate. The terms Nominee and Transferred Aircraft are defined in the attached Schedule.

          2.                             hereby assigns and transfers to Nominee all of                        's rights, title and interest in and to Sections 5.1 and 9.1(a) of the Purchase Agreement in respect of the Transferred Aircraft (the "Assigned Right"). Nominee hereby accepts the foregoing assignment. Notwithstanding the foregoing,                         shall retain all its obligations under the Purchase Agreement.

          3.     Nominee requests BAHC to accept this Transfer Certificate as being delivered to BAHC pursuant to Section 13.2 of the Purchase Agreement and                        and Nominee each hereby represent, for the benefit of BAHC, that all the requirements of Section 19.07 of the Lease in relation to this assignment and assumption have been met or have been waived by Lessee in writing.

          4.     BAHC acknowledges and consents to the assignment referred to in Clause 3 above subject to the terms hereof and agrees that Nominee may enforce all of the rights and benefits of "Buyer" related to the Assigned Rights; provided, that BAHC shall have no obligation with regards to the Assigned Rights to                        .

          5.     This Transfer Certificate and the rights and benefits of the parties under this Transfer Certificate shall be governed by and construed in accordance with New York law.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Transfer Certificate (MSN 149) to be duly executed and delivered, as of the date first above written.

[ ]
By: Name: Title:
BOEING AIRCRAFT HOLDING COMPANY
By: Name: Title:

By: Name: Title:

SCHEDULE TO THE TRANSFER CERTIFICATE

1.	Nominee:

2.	Delivery Date: , 2005
3.
Transferred Aircraft: means one Airbus A340-300 with manufacturer serial number 149 equipped with four CFM56-5C4 engines with manufacturer's serial number , , and together with the parts and Technical Documents pertaining to this aircraft.

QuickLinks

SALE AND PURCHASE AGREEMENT (MSN 149) [Contract No. U0488] Dated as of December 9, 2005 between BOEING AIRCRAFT HOLDING COMPANY, as Seller and Wolf A340 LLC , as Buyer
Sale and Purchase of One (1) Airbus Model A340-300 Aircraft and Related Assets
TABLE OF CONTENTS
SALE AND PURCHASE AGREEMENT (MSN 149)
W I T N E S S E T H
AIRCRAFT DESCRIPTION
LEASE DESCRIPTION
WARRANTY BILL OF SALE (149)
ACCEPTANCE CERTIFICATE (MSN 149)
TRANSFER CERTIFICATE (MSN 149)